UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 18, 2014
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Carrols Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-33174	16-1287774
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street Syracuse, New York		13203
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code (315) 424-0513

N/A
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 19, 2014, Carrols Restaurant Group, Inc. (the "Company") and certain subsidiaries of the Company (collectively, the "Guarantors") entered into the First Amendment to the Credit Agreement (the "First Amendment") with Wells Fargo Bank, National Association (the “Administrative Agent”), as administrative agent, and the lenders party thereto (the “Lenders”) as further described in “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” which is incorporated by reference in this Item 1.01.

ITEM 2.03.    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On December 19, 2014, the Company and the Guarantors entered into the First Amendment. The First Amendment amends the Credit Agreement (the "Credit Agreement") dated as of May 30, 2012 among the Company, the Guarantors, the Administrative Agent and the Lenders.

Under the Credit Agreement, the Company had deposited $20 million in an account with the Administrative Agent as cash collateral for the obligations under the Credit Agreement until the date on which its Adjusted Leverage Ratio (as defined in the Credit Agreement) was less than 6.00x for two consecutive fiscal quarters (the “Cash Collateral Release Date"). The First Amendment amends, among other things, the definition of the Cash Collateral Release Date to provide for the release of all such cash collateral on December 19, 2014.

The First Amendment also amends, among other things, Section 5.9(a) of the Credit Agreement to provide that beginning with the first fiscal quarter ending on the date immediately following the Cash Collateral Release Date and for each fiscal quarter thereafter, the Adjusted Leverage Ratio (as defined in the Credit Agreement), calculated as of the last day of each fiscal quarter, shall be less than or equal to (a) 6.50 to 1.00 from the Fourth Quarter of 2014 through and including the Second Quarter of 2015, (b) 6.25 to 1.00 from the Third Quarter of 2015 through and including the Fourth Quarter of 2015 and (c) 6.00 to 1.00 from the First Quarter of 2016 and thereafter.

The First Amendment also amends, among other things, Section 5.9(b) of the Credit Agreement to provide that beginning with the first fiscal quarter ending on the date immediately following the Cash Collateral Release Date and for each fiscal quarter thereafter, the Fixed Charge Coverage Ratio (as defined in the Credit Agreement), calculated as of the last day of each fiscal quarter, shall be greater than or equal to (a) 1.20 to 1.00 from the Fourth Quarter of 2014 through and including the Second Quarter of 2015, (b) 1.25 to 1.00 from the Third Quarter of 2015 through and including the Fourth Quarter of 2015 and (c) 1.30 to 1.00 from the First Quarter of 2016 and thereafter.

The foregoing summary is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

The information disclosed under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 18, 2014, Clayton E. Wilhite, an independent director on the Company's Board of Directors (the "Board") and a member of the Company's Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, provided notice to the Company that he will be retiring as Chairman of the Board and as director of the Company effective as of the close of business on December 31, 2014.

On December 18, 2014, the Board appointed Daniel T. Accordino, the Company's President and Chief Executive Officer, as Chairman of the Board effective as of the close of business on December 31, 2014 in an executive capacity.

In accordance with the listing standards (the "NASDAQ Rules") of The NASDAQ Stock Market LLC ("NASDAQ"), on December 22, 2014, the Company notified NASDAQ that as a result of Mr. Wilhite's retirement effective as of the close of business on December 31, 2014, the Board will no longer be comprised of a majority of independent directors and the Company's Audit Committee will no longer be comprised of at least three independent directors as required by Section 5605(b)(1) and Section 5605(c)(2)(A) of the NASDAQ Rules, respectively.

In accordance with the Section 5605(b)(1)(A) and Section 5605(c)(4)(B) of the NASDAQ Rules, the Company is provided a grace period and has until the earlier of its next annual stockholders meeting or one year from the effective date of Mr. Wilhite's retirement to regain compliance with Section 5605(b)(1) and Section 5605(c)(2)(A) of the NASDAQ Rules; provided, however, that if the annual stockholders meeting occurs no later than 180 days following the effective date of Mr. Wilhite's retirement, the Company shall instead have 180 days from such effective date to regain compliance.

The Company intends to commence a search for a new independent director and Audit Committee member and expects to be in compliance with Section 5605(b)(1) and Section 5605(c)(2)(A) of the NASDAQ Rules in accordance with the grace periods set forth in Section 5605(b)(1)(A) and Section 5605(c)(4)(B) of the NASDAQ Rules.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

10.1
First Amendment to Credit Agreement dated as of December 19, 2014 among Carrols Restaurant Group, Inc., the guarantors named therein, the lenders named therein and Wells Fargo Bank, National Association, as administrative agent.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS RESTAURANT GROUP, INC.

Date:	December 22, 2014

By:	/s/ Paul R. Flanders
Name:	Paul R. Flanders
Title:	Vice President, Chief Financial Officer and Treasurer